Exhibit 99.1

Darrell Cavens Joins Tapestry Board of Directors

Brings Board Membership to Eleven

NEW YORK--(BUSINESS WIRE)--July 10, 2018--Tapestry, Inc. (NYSE:TPR), a leading New York-based house of modern luxury accessories and lifestyle brands, today announced that Darrell Cavens has been appointed to Tapestry’s Board of Directors. The appointment of Mr. Cavens to the Board brings the membership to eleven.

Victor Luis, Chief Executive Officer of Tapestry, Inc., said, "We are extremely pleased that Darrell Cavens has agreed to join our Board. As we continue to further develop our digital strategy across our portfolio of brands, Darrell’s deep experience in online retailing, technology and data analytics will be invaluable assets."

"The Tapestry Board seeks to bring a diversity of experiences and perspectives to our deliberations. We are delighted to have found a true digital innovator and entrepreneur in Darrell," said Jide Zeitlin, Chairman of the Board of Tapestry, Inc. "I am certain he will bring important and unique insights to our conversation as Tapestry navigates an increasingly dynamic retail environment."

Darrell Cavens became President, New Ventures for the Qurate Retail Group in December 2017. In this role, Mr. Cavens leads a team responsible for driving innovative retail concepts and looking beyond the Qurate Retail Group’s current business for additional growth opportunities, through internal innovation, strategic partnerships, joint ventures and acquisitions.

Mr. Cavens was previously President and Chief Executive Officer of zulily, which he co-founded. Under his leadership, zulily secured private funding of $85 million, launched in January 2010, went public in November 2013, and was acquired by Liberty Interactive Corporation in October 2015, joining the QVC Group in a transaction that was one of the largest e-Commerce acquisitions in history. In 2017, zulily generated $1.6 billion in revenue.

Before co-founding zulily, Mr. Cavens spent a year at Microsoft leading the BizTalk Server business and almost a decade at Blue Nile, where he was Chief Technology Officer and Senior Vice President of Marketing. Previously, he was at Starwave, a Seattle-based internet company, working on large web properties including ESPN.com and ABCNews.com.

Upon his appointment, Mr. Cavens said, "I am excited to be joining the Board of Directors of Tapestry, a truly innovative, brand led company. I look forward to supporting the company and helping to inform its digital strategies as it continues to drive long-term sustainable growth."

Tapestry, Inc. is a New York-based house of modern luxury lifestyle brands. The Company’s portfolio includes Coach, Kate Spade and Stuart Weitzman. Our Company and our brands are founded upon a creative and consumer-led view of luxury that stands for inclusivity and approachability. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. To learn more about Tapestry, please visit www.tapestry.com. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, statements that can be identified by the use of forward-looking terminology such as "may," "will," "can," "should," "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," "anticipate," "evolve," "moving," "leveraging," "developing," "driving," "targeting," "assume," "plan," "pursue," "look forward to," "achieve" or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs and successfully execute our operational efficiency initiatives and growth strategies and our ability to achieve intended benefits, cost savings and synergies from acquisitions, the impact of tax legislation, etc. Please refer to the Company’s latest Annual Report on Form 10-K, its Quarterly Report on Form 10-Q for the period ended December 30, 2017 and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

CONTACT:
Tapestry, Inc.
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
Global Head of Investor Relations and Corporate Communications
aresnick@tapestry.com
or
Christina Colone, 212-946-7252
Senior Director, Investor Relations
ccolone@tapestry.com